Exhibit 99.2

[ERNST & YOUNG LOGO]

•	120 Collins Street	•	Tel 61 3 9288 8000
	Melbourne VIC 3000		Fax 61 3 9654 6166
	Australia		DX 293 Melbourne
GPO Box 67
Melbourne VIC 3001

Independent Auditor’s Annual Servicer Compliance Certificate

To National RMBS Trust 2004-1

Scope

We have reviewed the activities of National Australia Bank Limited (the “Servicer”) for the purpose of determining its compliance with the servicing standards contained in the Master Trust Deed dated 3 January 2001 and the HomeSide Mortgage Securities Trusts Servicing Agreement dated 24 January 2001 (collectively the “Documents”) and the policies and procedures of the Servicer, in relation to the National RMBS Trust 2004-1 (the “Trust”) for the period from 1 October 2004 to 30 September 2005, in accordance with the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003, and our engagement letter dated 8 November 2005.

We have reviewed the servicing standards contained in the Documents and the policies and procedures of the Servicer to enable us to report on whether those servicing standards are similar to those contained in the Uniform Single Attestation Program for Mortgage Bankers (“USAP”) (attached as Appendix 1), which establishes a minimum servicing standard for the asset backed securities market in the United States of America. No equivalent of the USAP exists in Australia.

The management of the Servicer is responsible for maintaining an effective internal control structure including internal control policies and procedures relating to the servicing of mortgage loans. We have conducted an independent review of the servicing standards contained in the Agreement, in order to express a statement on the Servicer’s compliance with them to National Australia Bank Limited.

Our review of the servicing standards and policies and procedures has been conducted in accordance with Australian Auditing and Assurance Standard AUS 108 “Framework for Assurance Engagements” and accordingly included such tests and procedures as we considered necessary in the circumstances. In conducting our review we have also had regard to the guidance contained in the USAP. These procedures have been undertaken to enable us to report on whether anything has come to our attention to indicate that there has been significant deficiencies in the Servicer’s compliance with the servicing standards contained in the Documents and the policies and procedures for the period from 1 October 2004 to 30 September 2005 in respect of the Trust.

A review is limited primarily to inquiries of company personnel and analytical procedures applied to the financial data. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than given in an audit. We have not performed an audit and, accordingly, we do not express an audit opinion. Our review did not include an assessment of the adequacy of the servicing standards themselves.

This statement has been prepared for the use of National Australia Bank Limited as at 30 September 2005 in accordance with the requirements of the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003, and the engagement letter dated 8 November 2005. We disclaim any assumption of responsibility for any

Liability limited by the Accountants Scheme, approved Under the Professional Standards Act 1994 (NSW)

reliance on this review statement, to any person other than National Australia Bank Limited, or for any other purpose other than that for which it was prepared.

Statement

Based on our review, which is not an audit, nothing has come to our attention to indicate that;

•                                          there has been significant deficiencies in the Servicer’s compliance with the servicing standards contained in the Documents and policies and procedures, in respect of the Trust, for the period from 1 October 2004 to 30 September 2005 and;

•                                          the servicing standards contained in the Documents and policies and procedures of the Servicer are not similar to the minimum servicing standards contained in the Uniform Single Attestation Program for Mortgage Bankers, except for the following:

•                                          As included in the USAP 4.1, the servicing entity’s investor reports shall agree with, or reconcile to, investor’s records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity. Based on the Master Trust Deed, the Global Trust Manager agrees to prepare and deliver statements and reports as may be required to be prepared and delivered by the Global Trust Manager under the Transaction Documents for that Trust (paragraph 14.3b). This results in investor reports prepared on a quarterly basis, not on a monthly basis.

•                                          The following USAP standards are considered to be servicing standards specific for the asset backed securities market in the United States of America and therefore not considered to be applicable for Australia:

•                  USAP 1.4 – Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgagor loan;

•                  USAP 3.3 – Tax and Insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates;

•                  USAP 3.6 – Unissued checks shall be safeguarded so as to prevent unauthorized access;

•                  USAP 5.2 – Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM Rider;

•                  USAP 5.3 – Escrow accounts shall be analyzed, in accordance with the mortgagor’s loan documents, on at least annual basis;

•                  USAP 5.4 – Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws;

•                  USAP 7.1 – A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management’s assertion;

/s/ Ernst & Young
Ernst & Young

/s/ T J Coyne
T J Coyne
Partner
Melbourne

8 December 2005

Appendix 1 – Uniform Single Attestation Program for Mortgage Bankers

I.                                         CUSTODIAL BANK ACCOUNTS

1.                                       Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliation’s shall:

•                                          Be mathematically accurate;

•                                          Be prepared within forty-five (45) calendar days after the cutoff date;

•                                          Be reviewed and approved by someone other than the person who prepared the reconciliation; and

•                                          Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.                                       Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor’s or a mortgagor’s account.

3.                                       Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4.                                       Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.                                     MORTGAGE PAYMENTS

1.                                       Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.                                       Mortgage payments made in accordance with the mortgagor’s loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3.                                       Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor’s loan documents.

4.                                       Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor’s loan documents.

III.                                 DISBURSEMENTS

1.                                       Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2.                                       Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor’s or investor’s records maintained by the servicing entity.

3.                                       Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.                                       Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity’s funds and not charged to the mortgagor, unless the late payment was due to the mortgagor’s error or omission.

5.                                       Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

6.                                       Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.                                INVESTOR ACCOUNTING AND REPORTING

1.                                       The servicing entity’s investor reports shall agree with, or reconcile to, investors’ records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.                                    MORTGAGOR LOAN ACCOUNTING

1.                                       The servicing entity’s mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2.                                       Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

3.                                       Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

4.                                       Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws. (A compilation of state laws relating to the payment of interest on escrow accounts may be obtained through the MBA’s FAX ON DEMAND service. For more information, contact MBA.)

VI.                                DELINQUENCIES

1.                                       Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VII.                            INSURANCE POLICIES

1.                                       A fidelity-bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management’s assertion.